Exhibit 4.1

EXECUTION COPY

INVESTMENT AGREEMENT

This INVESTMENT AGREEMENT (this “Agreement”), dated November 10, 2011, is among Navigator Holdings Ltd., a corporation organized under the Laws of the Republic of the Marshall Islands (the “Company”), WL Ross & Co. LLC, a Delaware limited liability company (“WLR”), and the Persons signing this Agreement as “Investors” on the signature page hereto (each, an “Investor” and collectively, the “Investors” and, together with WLR, the “WLR Group”), each of which is an entity sponsored by, or an Affiliate of, WLR.

RECITALS

A. The Company proposes to issue and sell to the Investors an aggregate of 2,500,000 of its Common Shares (such Common Shares, the “Shares”) on the terms and conditions set forth in this Agreement.

B. The Shares will be offered and sold to the Investors in a private placement without being registered under the Securities Act or any other securities Laws.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated when used in this Agreement with initial capital letters:

“2008 Plan” means the Company’s 2008 Restricted Stock Plan.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Audited Financial Statements” means, as applicable, the audited financial statements referred to in Section 3.6(a) or Section 5.8(a).

“Beneficial Owner” or “Beneficially Own” has the meaning given to such terms under Rule 13d-3 of the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in London, England or New York, New York, USA, are required or authorized to close.

“Closing” means, as the context requires, the Initial Closing or a Subsequent Closing.

“Closing Date” means, as the context requires, the Initial Closing Date or a Subsequent Closing Date.

“Code” means the U.S. Internal Revenue Code of 1986.

“Common Shares” means the Company’s common shares, par value $0.01 per share.

“Company Group” means the Company and its Subsidiaries.

“Constituent Documents” means, with respect to any Person, the articles of incorporation and bylaws or comparable constituent documents of such Person.

“Convertible Securities” means all securities exercisable or exchangeable for, convertible into or representing a right to purchase Common Shares or other Voting Securities.

“Current Market Price” means the fair market value per Common Share at the applicable time as determined by the Board and approved by the Investors, which approval shall be a condition to the fixing of a record date and declaration of a dividend or distribution contemplated by Section 2.3(b), other than dividends and distributions excluded by clause (i) or (ii) of the parenthetical in the first sentence of Section 2.3(b).

“Exchange Act” means the U.S. Securities and Exchange Act of 1934.

“Excluded Stock” means issuances of Common Shares or Convertible Securities or options therefor issued or granted to employees, officers, directors, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to any employee benefit plan, stock grant, stock option plan or purchase plan or stock option exchange plan or other employee stock incentive or similar agreement in existence on the date hereof (including the 2008 Plan) or approved by Majority Vote.

“Financial Statements” means the applicable Audited Financial Statements and Unaudited Financial Statements.

“Fully Diluted” means giving effect to the exercise, exchange or conversion of all Convertible Securities.

“GAAP” means United States generally accepted accounting principles and practices as of the date hereof and applied consistently throughout the periods involved.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Indebtedness” means, without duplication:

(a) all indebtedness for borrowed money;

(b) all indebtedness for the deferred purchase price of property or services (other than property, including inventory and services purchased, trade payables and deferred compensation items arising in the ordinary course of business and properly classified as accounts payable under GAAP);

(c) all obligations evidenced by notes, bonds, debentures or similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which a Person’s liability remains contingent);

(d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(e) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded;

(f) all reimbursement, payment or similar obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities (other than any such obligations arising to secure payment obligations in the ordinary course of business in respect of which a Person’s liability remains contingent);

(g) all liabilities or obligations referred to in clauses (a) through (f) above but of other Persons, which liabilities or obligations are guaranteed directly or indirectly by a Person, or in effect guaranteed directly or indirectly by a Person, through a contract (i) to pay or purchase such liabilities or obligations or to advance or supply funds for the payment or purchase of such liabilities or obligations, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling another Person to make payment of such liabilities or obligations, (iii) to supply funds to or in any other manner invest in another Person (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered), or (iv) otherwise to assure a creditor against loss in respect of such liabilities or obligations;

(h) any accrued and unpaid interest on liabilities or obligations referred to in clauses (a) through (g) above; and

(i) all liabilities or obligations referred to in clauses (a) through (h) above secured by (or for which the holder of such liabilities or obligations has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by a Person, even though the Person may not have assumed or become liable for the payment of such liabilities or obligations.

“Indemnified Party” means the Person or Persons indemnified, or entitled or claiming to be entitled to be indemnified, under Section 7.2(a) or 7.2(b), as the case may be.

“Indemnifying Party” means the Person or Persons having the obligation to indemnify another Person under Section 7.2(a) or 7.2(b), as the case may be.

“Interim Balance Sheet” means, as applicable, the unaudited interim balance sheet referred to in Section 3.6(b) or Section 5.8(b).

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Initial Closing Date, among the Company and the Investors, in substantially the form attached hereto as Exhibit A.

“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Joint Venture Agreement” means the Joint Venture Agreement, dated as of August 4, 2010, among PT Pesona Sentra Utama, PT Mahameru Kencana Abadi, Navigator Gas Invest Limited and PT Navigator Khatulistiwa, as amended from time to time.

“Knowledge” means, with respect to a Person other than an individual, the knowledge of any director or officer of such Person, after reasonable inquiry and investigation, and, with respect to an individual, the knowledge of such individual, after reasonable inquiry and investigation.

“Law” means any statute, rule or other legal requirement, including the common law or any Order.

“Liabilities” means all Indebtedness and other liabilities of a Person (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, mature or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, due or to become due, contingent, fixed or otherwise, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including, if applicable, all fees, disbursements and expenses of legal counsel, experts, consultants and costs of investigation or enforcement).

“Lien” means any lien, charge, encumbrance, pledge, mortgage, deed of trust, security interest, claim, charge, option, right of first refusal, easement, servitude, proxy or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Material Adverse Effect” means, (a) with respect to the Company, any circumstance, event, change, development or effect that, individually or in the aggregate (i) is or would reasonably be expected to be material and adverse to the business, results of operations or financial condition of the Company Group, taken as a whole, or (ii) would or would reasonably be expected to materially impair the ability of the Company to perform its obligations under this Agreement or the Investor Rights Agreement, and (b) with respect to an Investor, any circumstance, event, change, development or effect that, individually or in the aggregate, would or would reasonably be expected to materially impair the ability of such Investor to perform its obligations under this Agreement or the Investor Rights Agreement.

“Majority Vote” means the vote or written consent of a majority of the outstanding Common Shares, excluding for purposes of this calculation Common Shares Beneficially Owned by any Person, other than the WLR Group, who Beneficially Owns more than 20% of the outstanding Common Shares at the time of the vote or effective date of the consent.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any court or other Governmental Entity.

“Per Share Price” means $25.00, as such amount may be adjusted pursuant to Section 2.3.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Qualifying Transaction” means the Company’s proposed acquisition of 11 handysize vessels suitable for the transportation of liquid petroleum gas, petrochemical gases or ammonia from A.P. Møller-Maersk or its Affiliates (or an acquisition of one or more similar vessels involving another Person) on terms (including financing, other than equity financing from the Investors as herein contemplated) reasonably acceptable to WLR.

“Securities Act” means the U.S. Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or another Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity, (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity, or (c) a general or managing partnership interest in such entity; provided, however, that, notwithstanding the foregoing, PT Navigator Khatulistiwa will be deemed to be a Subsidiary of the Company.

“Tax” or “Taxes” means all taxes and duties and similar governmental charges, levies, imposts or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, estimated, value added, alternative or add-on minimum, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes of any kind whatsoever) whenever and by whatever Governmental Entity imposed, and whether of the United States or a foreign, state or local jurisdiction, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, whether disputed or not and including any obligation to indemnify or assume or otherwise succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement and the Investor Rights Agreement.

“Unaudited Financial Statements” means, as applicable, the unaudited financial statements referred to in Section 3.6(b) or Section 5.8(b), together with the applicable Interim Balance Sheet.

“Voting Securities” means any securities, including Common Shares, of the Company or its successor having the power generally to vote in the election of members of the Board or the equivalent of its successor.

2. Purchase and Sale of the Initial Shares and Subsequent Shares.

2.1. Sale and Issuance of the Initial Shares and Subsequent Shares. Subject to the terms and conditions of this Agreement, each Investor agrees to (i) subject to Section 2.2(b), subscribe for and purchase at the Initial Closing, and the Company agrees to sell and issue to each Investor at the Initial Closing, the number of Shares set forth opposite each such Investor’s name on Exhibit B (the “Initial Shares”), and (ii) subject to Section 2.2(c), and only to the extent that either WLR requests a Subsequent Closing or the Company requests a Subsequent Closing that the Investors are obligated to consummate pursuant to Section 2.2(c), subscribe for and purchase, at one or more Subsequent Closings, and the Company agrees to sell and issue to each Investor at such Subsequent Closings, the aggregate number of Shares set forth opposite each such Investor’s name on Exhibit B (the “Subsequent Shares”), as the same may be adjusted pursuant to Section 2.3. The Per Share Price and the aggregate purchase prices for the purchase and sale of the Initial Shares and the Subsequent Shares, subject to any adjustments pursuant to Sections 2.3, will be the amounts set forth opposite each such Investor’s name on Exhibit B. Exhibit B will be updated to reflect any adjustments pursuant to Section 2.3.

2.2. Closings. (a) Location of Closings. The consummation of the purchase and sale of the Initial Shares (the “Initial Closing”) and each purchase and sale of any Subsequent Shares (each, a “Subsequent Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York 10017 or remotely via the exchange of documents and signatures.

(b) Initial Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 6.2, 6.3 and 6.4, the Initial Closing will take place on a date prior to the 45th calendar day after the date hereof that is agreed to by the parties (the “Initial Closing Date”). Subject to Section 6.1, at the Initial Closing, (i) each Investor will pay an amount equal to the amount set forth opposite each such Investor’s name on Exhibit B by wire transfer of immediately available funds to bank accounts designated by the Company prior to the date hereof and (ii) the Company will issue to each Investor its applicable Initial Shares.

(c) Subsequent Closing. Subject in each case to the satisfaction or waiver of the conditions set forth in Sections 6.2, 6.3 and 6.4, the Subsequent Closings may take place on such date or dates prior to the two-year anniversary of the date hereof (the “Investment Deadline”) as may be determined by WLR from time to time (each, a “Subsequent Closing Date”); provided, however, that, if at any time prior to the 90th calendar day after the Initial Closing, the Company gives WLR written notice as hereafter provided that it intends to consummate a Qualifying Transaction in accordance with this Agreement and reasonably believes, based on the circumstances as of the date of such written notice, that such Qualifying Transaction can be consummated prior to the first anniversary of the date hereof, the Investors will consummate, simultaneously with the closing of the Qualifying Transaction (which must occur no later than the first anniversary of the date hereof), a Subsequent Closing with respect to up to all of the Subsequent Shares that have not, as of such time, previously been purchased by the Investors pursuant to this Section 2.2 (such remaining Subsequent Shares, at any applicable time, the “Remaining Subsequent Shares”), provided that the total investment in Subsequent Shares does not exceed $46.875 million and, in the case of a Qualifying Transaction, the Company has arranged debt financing for the balance, if any, of the total purchase price payable by the Company Group in the Qualifying Transaction on terms reasonably satisfactory to WLR. With respect to any Subsequent Closing requested by WLR or the Company prior to the Investment Deadline pursuant to this Section 2.2, WLR or the Company, as applicable, will provide the Company or WLR, respectively, with written notice of such Subsequent

Closing at least (i) ten Business Days prior to the applicable Subsequent Closing Date, in the case of a Subsequent Closing requested by WLR, and (ii) 20 Business Days prior to the applicable Subsequent Closing Date, in the case of a Subsequent Closing in respect of a Qualifying Transaction, provided that in the case of a Subsequent Closing relating to a Qualifying Transaction, the Company shall have received, not fewer than 15 Business Days prior the relevant Subsequent Closing Date, written confirmation from WLR that it has received such information as WLR shall have determined in good faith was reasonably necessary for it to consider the transaction to which such Subsequent Closing relates; provided, however, that WLR will, at the Company’s request, use its commercially reasonable efforts to act as promptly as practicable in connection with the actions required to be performed by or within the foregoing time periods. At each Subsequent Closing, each Investor will pay, by wire transfer of immediately available funds to bank accounts designated by the Company at least three Business Days prior to such Subsequent Closing, an amount equal to its pro rata share of the aggregate purchase price payable for the portion of the Subsequent Shares being purchased at such Subsequent Closing as set forth under the heading “Investor Percentage” on Exhibit B, subject to any adjustments pursuant to Section 2.3. At each Subsequent Closing, the Company will issue to each Investor the portion of its applicable Subsequent Shares that reflects such Investor’s proportionate funding in connection with such Subsequent Closing, assuming all Subsequent Shares have equal value.

2.3. Adjustments Relating to Subsequent Shares. (a) If, at any time prior to the purchase and sale of all of the Subsequent Shares pursuant to this Agreement, the Company (i) declares a dividend in or makes a distribution on its Common Shares in additional Common Shares, (ii) subdivides or reclassifies (by stock split, stock dividend, recapitalization or otherwise) the outstanding Common Shares into a greater number of Common Shares, or (iii) combines or reclassifies (by reverse stock split or otherwise) the outstanding Common Shares into a smaller number of Common Shares, the Per Share Price of the then-Remaining Subsequent Shares and the number of the then-Remaining Subsequent Shares at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification will be proportionately adjusted so that the Investors will be entitled to purchase, upon payment of the same aggregate amount as would have been payable before such date, the number of Subsequent Shares which such Investors would have owned after such date had such Remaining Subsequent Shares been purchased hereunder immediately prior to such date.

(b) Other Dividends and Distributions. In case the Company fixes a record date, at any time prior to the purchase and sale of all of the Subsequent Shares pursuant to this Agreement, for the making of a distribution to all holders of Common Shares of securities, evidences of Indebtedness, assets, cash, rights or warrants (excluding (i) dividends payable in Common Shares for which adjustment is made under Section 2.3(a) and (ii) regular quarterly cash dividends on Common Shares amounting in the aggregate to 50% of the Company’s net income based on the preceding three months as set forth in the Company’s then-publicly disclosed quarterly dividend policy), then in each such case, the Per Share Price in effect prior to such record date will be reduced immediately thereafter to the price determined by multiplying the Per Share Price in effect immediately prior to the reduction by the quotient of (A) the Current Market Price on such record date, minus the amount of cash or the fair market value (as determined by the Board in good faith) of the securities, evidences of Indebtedness, assets, rights or warrants to be so distributed in respect of one Common Share divided by (B) such Current Market Price on such date specified in clause (A). Notwithstanding the foregoing, if the amount of cash or the fair market value of the securities, evidences of Indebtedness, assets, rights or warrants so distributed applicable to one Common Share is equal to or greater than the Current Market Price on the record date, then, in lieu of the foregoing adjustments, adequate provision will be made so that each Investor will instead have the right to receive the amount and kind of securities, evidences of Indebtedness, assets, rights or warrants which such Investor would have received in such distribution had such Investor purchased the applicable Remaining Subsequent Shares immediately prior to such record date. In the event that a distribution for which an adjustment is made hereunder is not so made, the Per Share Price will be readjusted effective as of the date when the Board determines not to distribute such shares, evidences of Indebtedness, assets, rights, cash or warrants, as the case may be, to the Per Share Price that would then be in effect if such record date had not been fixed.

(c) Reorganization, Reclassification, Consolidation, Merger or Sale. In case of any merger, consolidation, recapitalization or reclassification of Common Shares (other than a reclassification of Common Shares referred to in Section 2.3(a)) at any time prior to the purchase and sale of all of the Subsequent Shares pursuant to this Agreement, the Investors’ right to purchase Remaining Subsequent Shares will be converted into the right to purchase the number of shares of stock or other securities or property (including cash) which the Investors would have been entitled to receive had the Investors purchased the applicable Remaining Subsequent Shares immediately prior to consummation of such merger, consolidation, recapitalization or reclassification. The Company will not effect any such merger or consolidation unless the successor entity pursuant to this Agreement resulting from the merger or consolidation assumes by operation of Law and, if not by operation of Law, by written instrument the obligation to deliver to the Investors such stock, securities or property as, in accordance with this Section 2.3(c), the Investors may be entitled to receive. In determining the kind and amount of stock, securities or property receivable by the Investors following the consummation of such merger or consolidation, if the holders of Common Shares have the right to elect the kind or amount of consideration receivable upon consummation of such merger or consolidation, then the Investors will have the right to make a similar election (including being subject to similar proration constraints) with respect to the Remaining Subsequent Shares when so purchased.

(d) Issuance of Additional Common Shares or Convertible Securities. If the Company, at any time on or after the date of this Agreement and prior to the purchase and sale of all of the Subsequent Shares pursuant to this Agreement, issues Common Shares (or Convertible Securities) (other than Excluded Stock or in a transaction to which Section 2.3(a), 2.3(b) or 2.3(c) is applicable) without consideration or for a consideration per share (or having a conversion price per share) that is less than the Per Share Price then, in any such event:

(i) the number of Remaining Subsequent Shares as of immediately prior to the issuance of such Common Shares (or of such Convertible Securities) (the “Initial Number”) will be increased to the number obtained by multiplying the Initial Number by a fraction (A) the numerator of which will be the sum of (1) the number of Common Shares outstanding (including Common Shares into which outstanding Convertible Securities may be exercised or converted) on such date and (2) the number of additional Common Shares issued (or into which Convertible Securities may be exercised or converted) and (B) the denominator of which will be the sum of (1) the number of Common Shares outstanding on such date (including Common Shares into which outstanding Convertible Securities may be exercised or converted) and (2) the number of Common Shares which the aggregate consideration receivable by the Company for the total number of Common Shares so issued (or into which Convertible Securities may be exercised or converted) would purchase at the then applicable Per Share Price; and

(ii) the Per Share Price payable in respect of the Remaining Subsequent Shares will be adjusted by multiplying such Per Share Price in effect immediately prior to the issuance of such Common Shares (or of such Convertible Securities) by a fraction, the numerator of which will be the number of Remaining Subsequent Shares prior to such date and the denominator of which will be the number of Remaining Subsequent Shares immediately after the adjustment described in clause (i) above.

For purposes of this Section 2.3(d), the aggregate consideration receivable by the Company in connection with the issuance of such Common Shares or Convertible Securities will be deemed to be equal to the sum of the net offering price (after deduction of underwriting discounts, commissions and any related expenses payable to third parties) of all such securities plus the minimum aggregate amount, if any, payable upon exercise or conversion of any such Convertible Securities into Common Shares. If such Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or any increase or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Per Share Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, will, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects the rights of conversion or exchange under such Convertible Securities. On the expiration of any such Convertible Securities, the termination of any such rights to convert or exchange or the expiration of any rights related to such Convertible Securities, such Per Share Price will be readjusted to such Per Share Price as would have applied had the adjustment made upon the issuance of such rights, Convertible Securities or rights related to such Convertible Securities, as the case may be, been made upon the basis of the issuance of only the number of Common Shares actually issued upon the exercise of such rights, upon the conversion or exchange of such Convertible Securities or upon the exercise of the rights related to such Convertible Securities, as the case may be.

(e) Duplicative Adjustments. If and to the extent that an adjustment is made to any Remaining Subsequent Shares, the effect of which is to duplicate any adjustment otherwise required by this Section 2.3, such duplicative adjustment will not be made to the extent that such adjustment is so duplicative.

(f) Notice of Adjustment. Whenever an adjustment is required under this Section 2.3, the Company will promptly provide written notice to each Investor of such adjustment or adjustments, setting forth a brief statement of the facts requiring such adjustment and setting forth the computations by which such adjustment was made.

(g) Successive Adjustments. Any adjustments pursuant to this Section 2.3 will be made successively whenever an event referred to herein occurs.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to WLR and to each Investor, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), as follows:

3.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing or has equivalent status under the Laws of The Republic of the Marshall Islands and has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each of the Company’s Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or has equivalent status under the Laws of its jurisdiction of incorporation and has the requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as now being conducted. Each member of the Company Group is duly qualified or licensed to do business and is in good standing or has equivalent status in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing or to have equivalent status would not be material. The Company has previously delivered or made available to each Investor true and complete copies of the Constituent Documents of each member of the Company Group in effect as of the date hereof.

3.2. Shares. (a) Section 3.2(a) of the Disclosure Schedule sets forth a list, prior to giving effect to the transactions contemplated by this Agreement, of all of the issued and outstanding Common Shares, including the names and amount held of record by each shareholder. Other than as set forth on Section 3.2(a) of the Disclosure Schedule, the Company does not have any issued or outstanding equity interests. As of immediately prior to the Initial Closing, there are 20,000,000 authorized Common Shares, of which 10,371,450 are outstanding as of the date of this Agreement. All of the issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or similar rights, any applicable Law, including the Business Corporations Act of the Republic of the Marshall Islands (the “BCA”), the Company’s Constituent Documents or the terms of any contract to which any member of the Company Group is a party or bound.

(b) Except as set forth on Section 3.2(b) of the Disclosure Schedule and for the issuance of the Shares as contemplated by this Agreement, there are no Convertible Securities or other obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any equity interests of the Company Group. There are no bonds, debentures, notes or other Indebtedness of any member of the Company Group having voting rights with respect to any member of the Company Group (or convertible into securities having voting rights). Except for the 2008 Plan and as set forth in Section 3.2(b) of the Disclosure Schedule and for the issuance of the Shares as contemplated by this Agreement, there are no shares or securities of any member of the Company Group reserved for issuance or any outstanding Convertible Securities or subscriptions, options, warrants, rights, “phantom” stock rights, stock appreciation rights or other contracts or commitments, whether oral or in writing, granting to any Person any interest in or right to acquire at any time, including upon the happening of any stated event, any shares or securities of any member of the Company Group or any interest in, exchangeable for or convertible into shares or securities of any member of the Company Group.

(c) Section 3.2(c) of the Disclosure Schedule sets forth a list of all Persons who, to the Knowledge of the officers of the Company, Beneficially Own more than 5% of the outstanding Common Shares, including the names, addresses and amounts Beneficially Owned by each such Person.

(d) Immediately following each of the Initial Closing and any Subsequent Closing, all of the Shares issued in connection with such Closing, when paid for and issued, will have been validly issued and will be fully paid and nonassessable, will not be subject to any preemptive or other similar rights, will not have been issued in violation of any applicable Law, including the BCA, the Company’s Constituent Documents or the terms of any contract to which any member of the Company Group is a party or bound and the Initial Shares, when issued at the Initial Closing, will represent on a combined basis approximately 5.68% of the issued and outstanding Common Shares calculated on a Fully Diluted basis.

3.3. Subsidiaries. Except as set forth on Section 3.3 of the Disclosure Schedule, the Company does not have any Subsidiaries or presently own or control, directly or indirectly, any capital stock or equity interests or any securities convertible into or exchangeable for such capital stock or equity interest, of any Person. Each share of capital stock, equity interest or other securities of each entity set forth or required to be set forth in Section 3.3 of the Disclosure Schedule is validly issued, fully paid and nonassessable, and not subject to any preemptive or other similar rights, and has not been issued in violation of any applicable Law, the Constituent Documents of such entity or the terms of any contract to which such entity or any Person controlling such entity is a party or bound. The Company is not a participant, directly or indirectly, in any joint venture or similar arrangement, other than pursuant to the Joint Venture Agreement.

3.4. Authority; No Conflict; Required Filings and Consents. (a) The Company has the requisite power and authority to enter into and deliver this Agreement and each of the other Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of the Company. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company and, assuming that each of this Agreement and each of the other Transaction Documents, respectively, constitutes the valid and binding obligation of the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at Law or in equity) (such exceptions, the “Enforceability Exceptions”).

(b) The execution and delivery of this Agreement and each of the other Transaction Documents by the Company will not, and the consummation by the Company of the transactions contemplated by this Agreement and each of the other Transaction Documents does not and will not:

(i) conflict with, or result in any violation or breach of, any provision of the Company’s Constituent Documents;

(ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Lien on any shares, interests or securities of any other member of the Company Group or any of the material assets or properties of the Company Group pursuant to any contract, permit or obligation to which any member of the Company Group is a party or by which any member of the Company Group or any of its respective assets or properties is bound, other than such of the foregoing that are not and could not reasonably be expected to be material to the Company Group; or

(iii) assuming the accuracy of the representations made by each of the Investors in Article 4, conflict with or violate any Law applicable to any member of the Company Group or any of the assets or properties of the Company Group, other than such of the foregoing that do not and could not reasonably be expected to be material to the Company Group.

3.5. Consents. No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity, nor expiration nor termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement

3.6. Financial Statements. Section 3.6 of the Disclosure Schedule contains a true and complete copy of (a) the audited consolidated balance sheets of the Company Group as at December 31, 2009 and December 31, 2010, and the related consolidated statements of income, cash flows and stockholders’ equity for the periods then ended, together with the notes thereto, and (b) the unaudited consolidated balance sheet of the Company Group as at September 30, 2011, and the consolidated related statements of income, cash flows and stockholders’ equity for the nine-month period then ended. The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition, assets and liabilities, results of operations, cash flows and changes in stockholders’ equity of the Company Group as of the dates, and for the periods, indicated therein, subject in the case of the Unaudited Financial Statements to normal year-end adjustments, none of which are material in nature or amount.

3.7. Other Financial Matters. (a) Except for (i) Liabilities reflected in or reserved against in the balance sheet included in the most recent Financial Statements prior to the Closing, (ii) Liabilities incurred in the ordinary course of business since the date of the balance sheet included in the most recent Financial Statements prior to the Closing that are not material in nature or amount, and (iii) Liabilities with respect to the transactions contemplated hereunder, no member of the Company Group has any Liability of any nature, other than Liabilities that do not and could not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries maintain records that reflect in reasonable detail all transactions to which the Company or its Subsidiaries are parties and maintain systems of internal controls in accordance with GAAP and all applicable legal requirements sufficient to provide reasonable assurance that transactions are executed in accordance with management’s general or specific authorization and access to assets is permitted only in accordance with management’s general or specific authorization.

3.8. Absence of Certain Changes. Since September 30, 2011, there has been no Material Adverse Effect with respect to the Company Group.

3.9. Taxes. (a) Each member of the Company Group has timely filed with the appropriate taxing authorities all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws and regulations. Each member of the Company Group has paid all material Taxes (whether or not shown on any Tax Return) imposed on it that have become due and payable in respect of periods or portions thereof beginning before and ending on or before the applicable Closing. No member of the Company Group currently is the beneficiary of any extension of time within which to file any material Tax Return.

(b) Each member of the Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No member of the Company Group or director or officer (or employee responsible for Tax matters) of a member of the Company Group expects any authority to assess any additional material Taxes for any period for which Tax Returns have been filed. To the Knowledge of the Company, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the members of the Company Group. No member of the Company Group has received any written (i) notice of any such pending audits or proceedings or (ii) request for information related to Tax matters.

(d) There are no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from any member of the Company Group.

(e) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted or, to the Knowledge of the Company, threatened to assert (including by issuing a notice of deficiency or proposed adjustment) against any member of the Company Group any deficiency or claim for Taxes.

(f) There are no Liens for Taxes upon any property or assets of any member of the Company Group, except for Liens for Taxes not yet due and payable and as to which the applicable member of the Company Group has made adequate provision for payment.

(g) No member of the Company Group has any obligation under any tax-sharing agreement with any other Person with respect to the payment of Taxes of any other Person or has any liability for Taxes of any other Person.

(h) As applicable, each member of the Company Group has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income tax within the meaning of Code Section 6662. No member of the Company Group has (i) been a member of an affiliated group filing a consolidated U.S. federal income tax return (other than a group the common parent of which was a member of the Company Group) or (ii) any Liability for the Taxes of any Person (other than any other member of the Company Group) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

(i) The unpaid Taxes of the members of the Company Group (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not materially exceed that reserve as adjusted for the passage of time through the applicable Closing Date in accordance with the past custom and practice of members of the Company Group in filing their Tax Returns. Since the date of the most recent balance sheet prior to the applicable Closing Date, no member of the Company Group has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(j) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of income Tax Law) incurred on or prior to the Closing Date;

(iv) installment sale or open transaction disposition made on or prior to the Closing Date;

(v) prepaid amount received on or prior to the Closing Date; or

(vi) election under Code Section 108(i) made on or prior to the Closing Date.

(k) No member of the Company Group has been notified by a jurisdiction in which such member does not file a Tax Return of a claim that such member is required to file a Tax Return in such jurisdiction.

(l) Since January 1, 2007, no member of the Company Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(m) No member of the Company Group has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company Group is not currently, and does not currently expect to become, a “passive foreign investment company” within the meaning of Code Section 1297.

(n) No member of the Company Group is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and U.S. Treasury Regulation Section 1.6011-4(b)(2).

(o) No member of the Company Group has incurred or is currently subject to any material United States federal or state income Tax on gross or net income other than the Tax imposed on the United States source gross transportation income of non-U.S. corporations under Code Section 887.

3.10. Litigation. There is no action, complaint, claim, lawsuit, demand, charge, inquiry, proceeding, arbitration or investigation against any member of the Company Group or any property or asset of any member of the Company Group pending or, to the Knowledge of the Company, threatened before any Governmental Entity or nonjudicial dispute resolution forum, other than such of the foregoing that do not and could not reasonably be expected to be material to the Company. No member of the Company Group or any property or asset of any member of the Company Group is subject to any Order, other than such of the foregoing that do not and could not reasonably be expected to be material to the Company.

3.11. Compliance with Applicable Laws, Etc. Each member of the Company Group is complying with, and since January 1, 2010 has complied with, in all material respects, all Laws applicable to its business, property or assets, including environmental and labor and employment relations, safety, health and other Laws.

3.12. Indebtedness. Except as set forth in Section 3.12 of the Disclosure Schedule and for Indebtedness of one member of the Company Group to another member of the Company Group, no member of the Company Group has any Indebtedness as of the date of this Agreement.

3.13. Owned Real Property. Except as disclosed in Section 3.13 of the Disclosure Schedule, no member of the Company Group owns or has since January 1, 2007 owned any real property or any interest therein, and no member of the Company Group is a party or ever has been a party to any agreement or option to purchase any real property or interest therein.

3.14. Foreign Corrupt Practices Act and Related Matters. Without limiting the generality or effect of the other provision hereof, no member of the Company Group or its respective directors, officers, representatives, employees or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company Group, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to any political activity, (ii) made any unlawful payment to any government official or employee or any political party or campaign, or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other anti-bribery conventions or applicable local anti-corruption or bribery Laws.

3.15. Money Laundering. Without limiting the generality or effect of the other provision hereof, the operations of the Company Group are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Entity.

3.16. OFAC. Without limiting the generality or effect of the other provision hereof, no member of the Company Group nor any director, officer, agent, employee or Affiliate of the Company or any of its Subsidiaries is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Company will not directly or indirectly use the proceeds from the Shares, or lend, contribute or otherwise make available such proceeds, to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person subject to any U.S. sanctions administered by OFAC.

3.17. Insurance. Section 3.17 of the Disclosure Schedule sets forth all insurance policies of any nature maintained, as of the date hereof, for current occurrences by the Company Group. Each member of the Company Group has in full force and effect all insurance policies, with coverage, in customary amounts (subject to reasonable deductibles), sufficient to provide adequate insurance coverage for all of the assets and properties of the Company Group for all material risks customarily insured against by Persons engaged in a similar business, and in compliance with applicable Law and the terms of all charter parties and other contracts. There are no pending claims against any such insurance policy as to which the insurers have denied or threatened in writing to deny liability.

3.18. Investment Company Status. The Company is not registered, and upon the issuance of the Shares will not be required to register, as an “investment company” under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.19. Affiliate Transactions. Except as set forth in Section 3.19 of the Disclosure Schedule, no officer, director or shareholder of the Company, or any Affiliate or family member thereof, is a party to any contract, commitment or transaction with any other member of the Company Group or has any interest in any property used or held for use by the Company Group.

3.20. Brokers. No broker, agent, investment banker, financial advisor or finder is entitled to any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any member of the Company Group.

3.21. Application of Takeover Protections. The Company and the Board have taken all necessary action, if any, in order to render inapplicable to the transactions contemplated by this Agreement any control share acquisition, interested stockholder, business combination, stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Shares or other similar anti-takeover provision under the Company’s Constituent Documents or the Laws of the jurisdiction of its incorporation or otherwise which is or would reasonably be expected to become applicable to any Investor as a result of the transactions contemplated by this Agreement.

3.22. Vessels. (a) Either the Company or any of its Subsidiaries, as applicable, is the sole owner of each vessel described on Section 3.22 of the Disclosure Schedule (each, a “Company Vessel” and, collectively, the “Company Vessels”) and has good title to the Company Vessels.

(b) Section 3.22 of the Disclosure Schedule sets forth a description of each Company Vessel, including its name, capacity (cbm), year built, its classification society, the flag under which such Company Vessel is registered and whether such Company Vessel is currently operating in the spot or time charter market. Each Company Vessel (i) is duly registered as a vessel under the Laws of the jurisdiction set forth opposite its name on Section 3.22 of the Disclosure Schedule, (ii) is seaworthy and in good operating condition, (iii) has all national and international operating and trading certificates and endorsements, each valid and unextended, that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, and (iv) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no outstanding material recommendations or notations. No event has occurred and no condition exists that would cause any Company Vessel’s class to be suspended or withdrawn, and all events and conditions that are required to be reported as to class have been disclosed and reported to such Company Vessel’s classification society.

(c) The Company Vessels are (i) free of damage affecting their class, (ii) have all their classification trading and statutory certificates and national certificates, as well as other certificates, plans and technical documentation, and (iii) supplied with spare parts at levels consistent with operational needs and such spare parts are in the aggregate usable in the ordinary course of business.

3.23. No General Solicitation. Neither the Company nor any of their respective officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation or (b) published any advertisement in connection with the offer and sale of the Shares.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company as to itself, as follows:

4.1. Organization of Investors; Authority. (a) Such Investor has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization (as applicable). Such Investor has the requisite power and authority to enter into and deliver this Agreement and each of the Transaction Documents and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents by such Investor and the performance by such Investor of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such Investor. This Agreement and each of the other Transaction Documents have been duly executed and delivered by such Investor and, assuming that this Agreement and each of the other Transaction Documents constitutes the valid and binding obligation of the other parties hereto and thereto, this Agreement and each of the other Transaction Documents constitutes the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution and delivery of this Agreement and each of the Transaction Documents by such Investor does not, and the consummation by such Investor of the transactions contemplated by this Agreement and each of the other Transaction Documents to which it is a party does not and will not:

(i) conflict with, or result in any violation or breach of, any provision of the Constituent Documents of such Investor;

(ii) conflict with, result in a breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any notice, consent, approval or waiver under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation or continuance of any Lien on any of the assets or properties of such Investor pursuant to, any contract, permit or obligation to which such Investor is a party or by which such Investor or any of its assets or properties is bound; or

(iii) conflict with or violate any Law applicable to such Investor or any of its assets or properties.

4.2. Purchase for Own Account. This Agreement is made with such Investor in reliance upon such Investor’s representation to the Company, which by such Investor’s execution of this Agreement such Investor hereby confirms, that the Shares to be acquired by such Investor will be acquired for investment for such Investor’s own account, not as a nominee or agent and not with a view to the public resale or distribution of any part thereof within the meaning of the Securities Act in violation thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation thereof. By executing this Agreement, such Investor further represents that such Investor does not have as of the date of this Agreement any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

4.3. Restricted Securities. Such Investor understands that the Shares have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor’s representations as expressed herein. Such Investor understands that the Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, the Investor must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Except as otherwise provided for in the Investor Rights Agreement, such Investor acknowledges that the Company does not have any obligation to register or qualify the Shares. Such Investor further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Shares and on requirements relating to the Company which are outside of the Investor’s control, and which the Company is not under any obligation and may not be able to satisfy.

4.4. Investment Experience. Such Investor has experience as an investor in securities of companies at the stage of development of the Company and acknowledges that the Investor is able to make an informed investment decision, can bear the economic risk of such Investor’s investment in the Shares and has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of this investment in the Shares.

4.5. Brokers or Finders. Such Investor has not engaged any broker, agent, investment banker, financial advisor or finder and none of the Company or any Investor has or will incur, directly or indirectly, as a result of any action taken by the Investors, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges under this Agreement or the other Transaction Documents.

4.6. Tax Advisors. Such Investor has reviewed with its own Tax advisors the U.S. federal, state and local and foreign Tax consequences of this investment and the transactions contemplated by this Agreement and the other Transaction Documents. With respect to such matters, such Investor relies solely on such advisors and not on any statements or representations of the Company (other than the representations and warranties set forth in this Agreement or the other Transaction Documents) or any of their respective agents, written or oral. Except as otherwise agreed in the Transaction Documents, such Investor understands that it will be responsible for its own Tax liability that may arise as a result of this investment or the transactions contemplated under this Agreement or the other Transaction Documents.

4.7. Accredited Investor Status. Such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act and will submit to the Company such further assurances of such status as may reasonably be requested by the Company.

4.8. Foreign Investors. If such Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), such Investor hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Such Investor’s subscription and payment for and continued Beneficial Ownership of the Shares will not violate any applicable securities or other Laws of the Investor’s jurisdiction.

4.9. No General Solicitation. Neither such Investor nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder, (a) engaged in any general solicitation or (b) published any advertisement in connection with the offer and sale of the Shares.

4.10. No Regulatory Approvals. To the Knowledge of such Investor, as of the date of this Agreement, neither the Initial Closing nor any Subsequent Closing requires any regulatory approval of or filing with respect to such Investor with any Governmental Entity as the result of its entry into this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

4.11. Availability of Funds. Such Investor will have, as of each Closing, sufficient funds available to fund the portion of the Purchase Price required to be funded by such Investor at such Closing.

5. Covenants.

5.1. Cooperation. Each of the parties will promptly notify the other parties in writing of, and the breaching party will use commercially reasonable efforts to cure before the applicable Closing, any event, transaction or circumstance, as soon as reasonably practicable after it becomes known to such party, that causes or may reasonably be expected to cause any covenant or other agreement under this Agreement to be violated or remain unfilled in any material respect or that renders untrue in any material respect any representation or warranty contained in this Agreement, in either case with respect to such Closing.

5.2. Governmental Approvals. (a) The parties will cooperate with each other and use their respective commercially reasonable efforts to (and, with respect to the antitrust Laws, if applicable, will use their respective commercially reasonable efforts to cause their respective Affiliates to) promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings to obtain as promptly as practicable all governmental approvals necessary to consummate each Closing, as applicable, and to otherwise effect the transactions contemplated by this Agreement (collectively, the “Required Governmental Approvals”), and to comply with the terms and conditions of all such Required Governmental Approvals. The parties will use their respective commercially reasonable efforts to file all required initial applications and documents in connection with obtaining the Required Governmental Approvals within a reasonable period of time prior to the applicable Closing and will act reasonably and promptly thereafter in responding to additional requests and comments in connection therewith. Each of the parties will have the right to consult with the others on, in each case subject to applicable Laws relating to the exchange of information (including antitrust Laws), all the information relating to the other and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) Each of the parties will promptly notify the other parties upon receiving any communication from any Governmental Entity whose consent, approval or waiver of a right to enjoin or object is required for consummation of the transactions contemplated by this Agreement, including any Closing, which indicates that there is a reasonable likelihood that such consent or approval or waiver from such Governmental Entity will not be obtained or that the receipt of any such consent or approval will be materially delayed.

5.3. Performance. Except as otherwise required pursuant to an Order, prior to each Closing, each of the parties will use commercially reasonable efforts to satisfy or cause to be satisfied with respect to itself all of the conditions to the obligations of the other parties set forth in Sections 6.2, 6.3 and 6.4.

5.4. Publicity. Promptly after the execution and delivery of this Agreement, the Company and WLR will issue an initial press release in the form agreed by the Company and WLR. Thereafter, except as may be required by applicable Law or legal process or relevant stock exchanges or self regulatory organizations, no party will publish any press release or release any similar public statement regarding the terms of this Agreement or the Transaction Documents (including any employee or trade announcement), other than as to the fact of any investment, the amount invested and numbers of Common Shares subject hereto, without the prior written consent of WLR and the Company, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each party is permitted to disclose this Agreement to any Governmental Entity if required by Law or relevant stock exchanges or self regulatory organizations, for any accounting and/or auditing purposes or for reporting to investors.

5.5. Provision of Tax Information. Each of the Investors agrees to use commercially reasonable efforts to gather information requested by the Company to permit the Company to claim the exclusion from U.S. federal income tax of income from the international operation of ships under Section 883 of the Code, including the completion and submission of ownership statements described in Treasury Regulations Section 1.883-3(c) or -4(d).

5.6. Further Actions. In case at any time after any Closing Date, including the Initial Closing Date, any further action is necessary to carry out the purposes of this Agreement and to vest any Investor with valid legal title to any applicable Shares in accordance with this Agreement, the parties will take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement.

5.7. Company Covenants. From the date of this Agreement until the final Subsequent Closing Date, the Company will operate the business of the Company Group in all material respects in the ordinary course of business thereof and use commercially reasonable efforts to preserve in all material respects the assets, business relationships and goodwill of the Company Group.

5.8. Certain Deliveries. Prior to each Subsequent Closing, the Company will deliver to the Investors (a) a true and complete copy of the audited consolidated balance sheets of the Company Group as at December 31st of the two most recent calendar years for which audited financial statements have been prepared as of such time, and the related consolidated statements of income, cash flows and stockholders’ equity for the periods then ended, together with the notes thereto, (b) a true and complete copy of the unaudited consolidated balance sheet of the Company Group as at the end of the immediately preceding calendar quarter (unless such immediately preceding calendar quarter ended on December 31st), and the consolidated related statements of income, cash flows and stockholders’ equity for the relevant period then ended, and (c) a summary of any action, complaint, claim, lawsuit, demand, charge, inquiry, proceeding, arbitration or investigation against any member of the Company Group or any property or asset of any member of the Company Group then pending or, to the Knowledge of the Company, then threatened before any Governmental Entity or nonjudicial dispute resolution forum.

6. Closing Deliveries; Conditions Precedent to Each Closing.

6.1. Initial Closing Deliveries. (a) Deliveries by the Company. At the Initial Closing, the Company will deliver, or cause to be delivered, to the Investors, the following items:

(i) the Investor Rights Agreement, dated as of the Initial Closing Date, duly executed by the Company; and

(ii) a copy of Board action or minutes of a Board meeting, certified by the Secretary of the Company, reflecting that the applicable Board Designee (as defined in the Investor Rights Agreement) has been duly elected to the Board.

(b) Deliveries by the Investors. At the Initial Closing, the Investors will deliver, or cause to be delivered, to the Company, the following items:

(i) a complete and executed IRS Form W-9, W-8BEN or W-8IMY (with all applicable attachments), as appropriate, with respect to such Investor; and

(ii) the Investor Rights Agreement, duly executed by each of the Investors.

6.2. Conditions of the Parties’ Obligations To Effect Each Closing. The respective obligations of the parties to this Agreement to effect any Closing are subject to the satisfaction of each of the following conditions prior to such Closing:

(a) No Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law that has the effect of enjoining, making illegal, materially conditioning or otherwise prohibiting consummation of the transactions contemplated by this Agreement or any of the other Transaction Documents or such Closing.

(b) Governmental Approvals. All Required Governmental Approvals, if any, shall have been obtained, all such approvals shall remain in full force and effect and all applicable statutory waiting periods in respect thereof shall have expired.

6.3. Additional Conditions of the Company’s Obligation To Effect Each Closing. The obligation of the Company to effect any Closing is subject to the satisfaction of each of the following conditions prior to each Closing, any of which may be waived in writing by the Company:

(a) Representations and Warranties. The representations and warranties of each Investor contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of such Closing, with the same force and effect as if made as at such Closing, other than such representations and warranties as are made as of another date, which will be true and correct in all material respects as of such date, if earlier than the applicable Closing.

(b) Performance of Obligations of the Investors. Each of the Investors shall have performed in all material respects all obligations required to be performed by such Investor under this Agreement prior to such Closing.

(c) Officer’s Certificate. The Company shall have received a certificate dated as of the date of such Closing duly executed by an executive officer or other authorized person of each Investor to the effect of Section 6.3(a) and Section 6.3(b).

(d) Payment of Purchase Price. Each of the Investors shall have delivered to the Company its portion of the applicable purchase price for the relevant Initial Shares or Subsequent Shares in accordance with the provisions of Section 2.2.

(e) Other Deliveries. With respect to the Initial Closing only, each of the Investors shall have delivered the items required to be delivered pursuant to Section 6.1(b).

6.4. Additional Conditions of the Investors’ Obligations To Effect Each Closing. The obligation of each Investor to effect any Closing is subject to the satisfaction of each of the following conditions prior to such Closing, provided that the conditions in Sections 6.4(a)-(d) may be waived in writing by Investors representing at least 51% in interest of the Investors:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct when made and shall be true and correct as of such Closing, with the same force and effect as if made as of such Closing, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date, if earlier than such Closing, and except for such breaches as, individually or in the aggregate, could not reasonably be expected to either (i) have an adverse effect on the business or consolidated financial position or results of operations of the Company Group that would be material or (ii) result in any violation of Law by any Investor.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by the Company under this Agreement and the other Transaction Documents prior to such Closing.

(c) Material Adverse Effect. Except for, if applicable, the Qualifying Transaction, the Company shall have operated its business in the ordinary course thereof since September 30, 2011 and since that date there shall not have occurred any Material Adverse Effect.

(d) Officer’s Certificate. Each Investor shall have received a certificate dated as of the date of such Closing duly executed by an executive officer or other authorized person of the Company to the effect of Section 6.4(a), 6.4(b) and 6.4(c).

(e) Shares. The Company shall have delivered to the Investors certificates or a statement of book-entry shares representing all of the Initial Shares or Subsequent Shares applicable to such Closing.

(f) Other Deliveries. With respect to the Initial Closing only, the Company shall have delivered the items required to be delivered pursuant to Section 6.1(a).

7. Survival and Indemnification.

7.1. Survival. (i) The representations and warranties of the parties contained in this Agreement (except for representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4(b)(i), 3.9, 3.18, 3.21 and 3.23, and 4.1 to 4.4, inclusive, and 4.7 and 4.9 hereof (collectively, the “Fundamental Reps”)) will survive, with respect to the Shares purchased on the applicable Closing Date, the applicable Closing Date for a period of 18 months after the applicable Closing Date and (ii) the Fundamental Reps will survive, with respect to the Shares purchased on the applicable Closing Date, until 60 days after the expiration of the applicable statute of limitations, taking into account any extensions thereof; provided, however, that any representation or warranty in respect of which indemnity may be sought under this Article 7 and the indemnity with respect thereto will survive the time at which it would otherwise terminate pursuant to this Section 7.1, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the party against whom such indemnity may be sought prior to such time (in any such case such representation or warranty will survive only with respect to such claim until any claim for indemnity related to such inaccuracy or breach is resolved). All of the covenants or other agreements of the parties contained in this Agreement will survive the Initial Closing Date indefinitely.

7.2. Indemnification. (a) Subject to Sections 7.1 and 7.4, from and after the Initial Closing Date, the Company will indemnify, defend and hold each member of the WLR Group and their respective directors, officers, employees, Affiliates, stockholders, partners, equityholders, representatives, successors and permitted assigns (collectively, the “Investor Indemnified Parties”) harmless from and against any and all losses, Liabilities, claims, demands, defenses, judgments, payments, obligations, penalties, damages, fines, litigation, suits, proceedings, actions, costs, including investigation costs and expert and consultant fees and expenses, including reasonable attorneys’ fees, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”), including any further Losses arising from the payment of, or obligation to pay, any indemnity claim relating to such Losses, based upon, or resulting from:

(i) the breach of or failure of a representation or warranty made by the Company in this Agreement to be true and correct as of the date hereof and/or as of the applicable Closing Date (except for such representations and warranties that only speak as to a particular time, in which case only at and as of such time) in all material respects; and

(ii) any breach of or failure to perform any covenant, agreement or obligation of the Company in this Agreement in all material respects.

(b) Subject to Sections 7.1 and 7.4, from and after the Initial Closing Date each Investor will, severally and not jointly, indemnify, defend and hold the Company and its directors, officers, employees, stockholders, partners, equityholders, representatives, Affiliates, representatives, successors and permitted assigns harmless from and against any and all Losses, including any further Losses arising from the payment of, or obligation to pay, any indemnity claim relating to such Losses, based upon, or resulting from:

(i) the breach of or failure of a representation or warranty made by such Investor with respect to itself but not with respect to any other Investor in this Agreement to be true and correct as of the date hereof and/or as of the applicable Closing (except for such representations and warranties that only speak as to a particular time, in which case only at and as of such time) in all material respects; and

(ii) any breach of or failure to perform any covenant, agreement or obligation of such Investor with respect to itself or WLR, but not with respect to any other Investor in this Agreement, in all material respects.

7.3. Indemnification Procedures. (a) A claim for indemnification for any matter not involving a third party claim may be asserted by written notice to the party from whom indemnification is sought.

(b) In the event that any legal proceedings are instituted or that any claim or demand is asserted by any third party in respect of which payment may be sought under Section 7.2 (taking into account the limitations set forth in Section 7.4 and Section 7.5) (an “Indemnification Claim”), the Indemnified Party will promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party and will provide a summary of the nature and basis of the legal proceeding, claim or demand and the basis for Indemnification Claim. The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnifying Party will have 30 days from receipt of such notice to give notice to the Indemnified Party to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to assume the defense of any such Indemnification Claim which relates to any Losses indemnified against hereunder; provided, however, that if the Indemnifying Party elects to assume control of such defense, it will agree in writing to be responsible for all Losses relating to such Indemnification Claim; and provided, further, however, that the (i) Indemnifying Party will not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (B) the claim seeks an injunction or equitable relief against the Indemnified Party, and (ii) Indemnified Party will be entitled to assume control of such defense if the Indemnifying Party fails to diligently defend such claim or if the Indemnifying Party fails to provide notice that it will assume the defense within the time provided herein. If the Indemnifying Party has assumed such defense, the

Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its own expense. The Parties agree to cooperate reasonably with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim; provided, however, that nothing herein will prevent the Indemnifying Party or the Indemnified Party from separately defending an Indemnification Claim at such party’s own cost and expense to the extent that (x) the Indemnification Claim would reasonably be expected to adversely affect the Indemnified Party or its Affiliates in any material respect other than with respect to the payment of monetary damages in an amount that does not exceed the Cap, (y) a material conflict of interest arises between the interests of the Indemnifying Party and the Indemnified Party in connection with such defense, or there are specific material defenses available to one party that are different from, or in addition to, those available to the other party and that could reasonably be expected to be materially adverse to the other party, or (z) the Indemnification Claim involves monetary damages in an amount in excess of the Cap. Notwithstanding anything in this Section 7.3 to the contrary, neither the Indemnifying Party nor the Indemnified Party will, without the written consent of the other, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless (I) the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim or (II) such Indemnification Claim only involves payment of monetary damages not in excess of the Cap. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

7.4. Limitations on Indemnification. (a) Notwithstanding any other provision of this Agreement to the contrary, (i) the Indemnifying Party will not be liable under this Article 7 for any Losses to the extent that the Indemnified Parties have otherwise been fully compensated for such Losses pursuant to this Article 7 so as to avoid “double counting” of the same Losses and (ii) each of the parties hereto will use their commercially reasonable efforts to mitigate all Losses relating to an Indemnification Claim contemplated by Section 7.3(b).

(b) From and after the Initial Closing Date, except with respect to claims for fraud or willful misconduct, the sole and exclusive remedy for any and all Losses arising out or relating to any breach, or alleged breach, of any representation or warranty or any covenant or agreement in this Agreement, will be the indemnification provisions set forth in this Article 7, and the parties hereto each hereby waive to the maximum extent permitted by applicable Law any other remedy to which they or any other Person entitled to indemnification hereunder may have at Law or in equity with respect thereto; provided, however, that nothing in this Section 7.4(b) will prevent any party from exercising its rights pursuant to Section 8.5 in lieu of the indemnification provisions set forth in this Article 7.

(c) Notwithstanding any other provision hereof, in no event will the aggregate amount of Losses for which an Indemnifying Party is obligated to indemnify the Indemnified Parties pursuant to Section 7.2(a)(i) or Section 7.2(b)(i)

exceed the aggregate Purchase Price (the “Cap”); provided, however, that the Cap will not limit the indemnification of the Indemnified Parties with respect to any Losses resulting from or relating to breaches of any Fundamental Reps (other than breaches of Section 3.9) or any Losses to the extent resulting from fraud on the part of the Indemnifying Party.

7.5. Additional Limitations. Notwithstanding anything to the contrary contained herein, no party hereto will be liable to or otherwise responsible to any Indemnified Party for any punitive damages (other than punitive damages awarded to a third party pursuant to a third party Indemnification Claim) or any damages based on the theory that such party could have used the amounts funded herein in respect of the Purchase Price for other investments.

8. Miscellaneous.

8.1. Expenses. Except as expressly provided in Section 8.4, each of the parties will pay its own legal, accounting and other miscellaneous expenses incident to this Agreement, except that (a) in connection with the Initial Closing, the Company will pay up to $300,000 of the reasonable out-of-pocket costs and expenses incident to this Agreement of the Investors, including reasonable attorneys’ fees billed at standard hourly rates and disbursements (collectively, “Investor Costs”), and (b) in connection with each Subsequent Closing, the Company will pay up to $75,000 of the Investor Costs incident to such Subsequent Closing. Such payments will be made by the Company (i) by deduction from the amounts specified on Exhibit B of the amount of applicable Investor Costs either paid by or on behalf of the Investors or as to which the Investors have received invoices prior to the applicable Closing and (ii) promptly and in any event within ten Business Days after request therefor (accompanied by reasonable substantiating documentation) is made, for all Investor Costs not reimbursed pursuant to clause (ii) above.

8.2. Notices. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such party may have provided to the other parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a)	If to the Company, to:

Navigator Holdings Ltd.

399 Park Avenue, 39th Floor

New York, New York 10022

Attention: David Butters

Fax No.: 212.355.5981

Email: davidbutters@navigatorgas.com

With a copy (which will not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue

New York, New York 10103

Attention: Allan Reiss

Fax No.: 917.849.5363

Email: areiss@velaw.com

(b)	If to any of the Investors:

c/o WL Ross & Co. LLC

1166 Avenue of the Americas

New York, New York 10036

Attention: Wilbur L. Ross, Jr.

Fax No.: 212.317.4893

Email: wlross@wlross.com

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 1017

Attention: Robert Profusek, Esq.

Fax No.: 212.326.3800

Email: raprofusek@jonesday.com

8.3. Interpretation. (a) This Agreement has been freely and fairly negotiated among the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference will be to an Article, Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” “$” refers to U.S. dollars. Words used in the singular form in this Agreement will be deemed to include the plural, and vice versa, as the context may require. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, (i) “or” is disjunctive but not necessarily exclusive, (ii) the use in this Agreement of a pronoun in reference to a party hereto includes the masculine, feminine or neuter, as the context may require, and (iii) unless otherwise defined herein, terms used herein which are defined in GAAP have the meanings ascribed to them therein. All Exhibits hereto will be deemed part of this Agreement and included in any reference to this Agreement. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented (and, in the case of any Law, the rules and regulations promulgated thereunder), including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws.

(b) Without limiting the generality or effect of any other provision hereof, no member of the WLR Group will have any liability or obligation to the Company or any other Person with respect to whether the terms of a Qualifying Transaction are reasonably acceptable to the Investors so long as WLR (acting through its investment committee) made such determination based on such factors as it determined in its good faith business judgment to be relevant at the time in question to whether such investment represented an appropriate investment by the Investors (including economic and legal terms, market conditions and the Company’s future prospects); provided, however, that such determination will not take into consideration the availability of funds to the Investors.

8.4. Governing Law. This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of New York, United States of America, without regard to any applicable conflict of Laws principles. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will only be brought in any United States District Court located in New York County, New York so long as such court has subject matter jurisdiction over such action, or alternatively in any New York State Court located in New York County, New York if the aforesaid United States District Courts do not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 will be deemed effective service of process on such party. In the event of litigation relating to this Agreement, the non-prevailing party will be liable and pay to the prevailing party the reasonable costs and expenses (including attorney’s fees) incurred by the prevailing party in connection with such litigation, including any appeal therefrom.

8.5. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. Notwithstanding Section 8.4, the parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in action instituted in a United States District Court located in New York County, New York, this being in addition to any other remedy to which such party is entitled at Law or in equity. In the event that a party seeks in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim that, there is an adequate remedy at Law.

8.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any of the parties without the prior written consent of the other parties. Notwithstanding the foregoing, each Investor will have the right to assign and delegate all of its rights, interests and obligations under this Agreement, including the right to enforce all of the terms of this Agreement, to an Affiliate of such Investor, including any Affiliated fund, and provided further that, in each case, (a) such assignee expressly agrees to be bound by the terms of this Agreement and the Investor Rights Agreement and (b) no such assignment will relieve such Investor from its obligations hereunder. Subject to the two preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective assigns.

8.7. Amendment. This Agreement may not be amended or modified by the parties except (a) by an instrument in writing signed by the Company and WLR (on behalf of the WLR Group) or (b) by a waiver in accordance with Section 8.8.

8.8. Extension; Waiver. Any waiver hereunder will be valid only if set forth in a written instrument signed by the party or parties entitled to waive the provision being so waived. The failure or delay of any of the parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

8.9. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such assigns, any legal or equitable rights hereunder.

8.10. Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, representations and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including any confidentiality agreements previously entered into by the Company, on the one hand, and the WLR Group or any member thereof, on the other hand.

8.11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any party hereto by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

8.13. WLR as Representative Party. Each Investor irrevocably appoints WLR as its representative to take any action contemplated hereunder to be taken by it, including the execution and delivery of any consent or waiver hereunder or amendment hereto. WLR will have no liability or obligation to the Company for any act or failure to act; provided, however, that nothing herein will relieve the Investors from any liability under this Agreement for any breach by WLR of any of its obligations under this Agreement.

8.14. Certain Consents and Waivers. The parties hereto acknowledge the extent of the prior and existing representations by counsel of the parties hereto and of the parties to the related Transaction Documents and have affirmatively consented to Jones Day’s representation of the WLR Group and Vinson & Elkins L.L.P.’s representation of the Company, in both cases in connection with this Agreement and the Transaction Documents, the transactions contemplated thereby, and any related or unrelated transactional or litigation matters now existing or arising in the future. The parties waive any objection to such representations, any conflict of interest or other basis for precluding, challenging or otherwise disqualifying the above-referenced firms from such representations based on any prior or existing representation by either such firm, and agree that no such objection, conflict of interest or other basis for precluding, challenging or otherwise disqualifying the above-referenced firms from representing their respective clients will be asserted by either party if litigation among the parties hereto, or any of them, proceeds or develops, whether or not the transactions contemplated hereby are or have been consummated. Each party has had the opportunity to consult with counsel concerning this waiver, and confirms that its consent is voluntary, fully informed and to be relied upon by the other party hereto and the above-referenced firms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NAVIGATOR HOLDINGS LTD.

By:	/s/ David J. Butters
Name: David J. Butters
Title: Chief Executive Officer

WL ROSS & CO. LLC

By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons Title: Chief Financial Officer

INVESTORS:

WLR RECOVERY FUND IV DSS AIV, L.P.

By:	WLR Recovery Associates IV DSS AIV, L.P., its General Partner
By:	WLR Recovery Associates IV DSS AIV GP, Ltd., its General Partner

By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons
Title: Authorized Person

WLR IV PARALLEL ESC, L.P.

By:	INVESCO WLR IV Associates LLC,
its General Partner
By:	Invesco Private Capital, Inc.,
its Managing Member

By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons
Title: Authorized Person

WLR RECOVERY FUND V DSS AIV, L.P.

By:	WLR Recovery Associates V DSS
AIV, L.P., its General Partner
By:	WLR Recovery Associates V DSS
AIV GP, Ltd., its General Partner

By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons
Title: Authorized Person

WLR V PARALLEL ESC, L.P.

By:	Invesco WLR V Associates LLC,
its General Partner
By:	Invesco Private Capital, Inc.,
its Managing Member

By:	/s/ Michael J. Gibbons
Name: Michael J. Gibbons
Title: Authorized Person